Mire & Associates Inc.
Petroleum Consultants

P.O. Box 1218
Katy, TX 77492-1218
Tel: 713-882-9598
www.mireandassociates.com

April 12, 2011

Radiant Oil & Gas, Inc.
9700 Richmond Avenue, Suite 124
Houston, Texas 77042
Attn: Board of Directors:

SUBJECT: INDEPENDENT PETROLEUM CONSULTANT CONSENT

To Whom It May Concern:

Mire & Associates hereby consents to the use of its name and the information from its reports dated February 22, 2010 and February 24, 2010 regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Radiant Oil & Gas for the year ended December 31, 2010 in this Annual Report filed on Form 10-K.

Sincerely,

Kurt Mire

Kurt Mire
Petroleum Consultant